Exhibit 99

News Release

SLB Announces First-Quarter 2025 Results; Remains Committed to Return a Minimum of $4 Billion to Shareholders in 2025

•	Revenue of $8.49 billion decreased 3% year on year

•	GAAP EPS of $0.58 decreased 22% year on year

•	EPS, excluding charges and credits, of $0.72 decreased 4% year on year

•	Net income attributable to SLB of $797 million decreased 25% year on year

•	Adjusted EBITDA of $2.02 billion decreased 2% year on year

•	Cash flow from operations of $660 million increased $333 million year on year

•	Board approved quarterly cash dividend of $0.285 per share

HOUSTON, April 25, 2025—SLB (NYSE: SLB) today announced results for the first-quarter 2025.

First-Quarter Results

	Three Months Ended			(Stated in millions, except per share amounts) Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue	$8,490	$9,284	$8,707	-9%	-3%
Income before taxes - GAAP basis	$1,063	$1,387	$1,357	-23%	-22%
Income before taxes margin - GAAP basis	12.5%	14.9%	15.6%	-241 bps	-306 bps
Net income attributable to SLB - GAAP basis	$797	$1,095	$1,068	-27%	-25%
Diluted EPS - GAAP basis	$0.58	$0.77	$0.74	-25%	-22%

Adjusted EBITDA*	$2,020	$2,382	$2,057	-15%	-2%
Adjusted EBITDA margin*	23.8%	25.7%	23.6%	-186 bps	18 bps
Pretax segment operating income*	$1,556	$1,918	$1,649	-19%	-6%
Pretax segment operating margin*	18.3%	20.7%	18.9%	-232 bps	-60 bps
Net income attributable to SLB, excluding charges & credits*	$988	$1,311	$1,082	-25%	-9%
Diluted EPS, excluding charges & credits*	$0.72	$0.92	$0.75	-22%	-4%

Revenue by Geography
International	$6,727	$7,483	$7,056	-10%	-5%
North America	1,719	1,752	1,598	-2%	8%
Other	44	49	53	n/m	n/m

	$8,490	$9,284	$8,707	-9%	-3%

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$1,006	$1,156	$953	-13%	6%
Reservoir Performance	1,700	1,810	1,725	-6%	-1%
Well Construction	2,977	3,267	3,368	-9%	-12%
Production Systems	2,938	3,197	2,818	-8%	4%
Other	(131)	(146)	(157)	n/m	n/m

	$8,490	$9,284	$8,707	-9%	-3%

Pretax Operating Income by Division
Digital & Integration	$306	$442	$254	-31%	21%
Reservoir Performance	282	370	339	-24%	-17%
Well Construction	589	681	690	- 14%	-15%
Production Systems	475	506	400	- 6%	19%
Other	(96)	(81)	(34)	n/m	n/m

	$1,556	$1,918	$1,649	-19%	-6%

Pretax Operating Margin by Division
Digital & Integration	30.4%	38.3%	26.6%	-784 bps	380 bps
Reservoir Performance	16.6%	20.5%	19.7%	-391 bps	-311 bps
Well Construction	19.8%	20.8%	20.5%	-106 bps	-71 bps
Production Systems	16.2%	15.8%	14.2%	34 bps	197 bps
Other	n/m	n/m	n/m	n/m	n/m

	18.3%	20.7%	18.9%	-232 bps	-60 bps

*	These are non- GAAP financial measures. See sections titled "Charges & Credits", "Divisions" and "Supplementary Information" for details.

n/m = not meaningful

Adjusted EBITDA Margin Protected Despite Market Softness

“ First-quarter adjusted EBITDA margin was slightly up year on year despite softer revenue as we continued to navigate the evolving market dynamics,” said SLB Chief Executive Officer, Olivier Le Peuch.

“It was a subdued start to the year as revenue declined 3% year on year. Higher activity in parts of the Middle East, North Africa, Argentina and offshore U.S., along with strong growth in our data center infrastructure solutions and digital businesses in North America, were more than offset by a sharper-than-expected slowdown in Mexico, a slow start to the year in Saudi Arabia and offshore Africa, and steep decline in Russia.

“The expansion of our accretive margin digital business and the strength of our Production Systems division, combined with our cost reduction initiatives, have driven another consecutive quarter of year-on-year adjusted EBITDA margin growth.

“These results demonstrate SLB’s resilience in changing market conditions. We are continuously exercising cost discipline and aligning our resources with activity levels, leveraging our global reach and industry-leading innovation capabilities, expanding our differentiated digital offerings, and strategically diversifying the portfolio beyond oil and gas,” Le Peuch said.

Core Benefiting from Late-Cycle Customer Spend and Growth in International Unconventional Markets

“In the Core, we continue to see rising demand for production solutions as customers seek to offset declines and maintain or grow production from maturing assets. This is an area that will continue to present strong opportunities for SLB. As a result, Production Systems revenue grew 4% and expanded pretax operating margins by 197 bps year on year, with strong demand for surface production systems, completions, and artificial lift. In addition, Reservoir Performance was supported by strong international unconventional stimulation and intervention activity although it was offset by lower evaluation activity.

“Overall, the combined revenue of the Core divisions was down 4% year on year, as growth in Production Systems was more than offset by declines in Reservoir Performance and Well Construction. Despite the year-on-year decline, our diversified portfolio and broad market position helped to offset lower rig activity,” Le Peuch said.

Digital and AI Growth Increasingly Decoupled from Upstream Cycle Dynamics

“The energy industry is focused on efficiency and performance, and our customers are recognizing the opportunity to unlock value from their data. As a result, operators are increasing their digital capabilities, strengthening partnerships with technology companies, and investing in digital and AI solutions.

“This is translating into highly accretive revenue growth, and as a result, our quarterly digital revenue grew 17% year on year, contributing to a 6% increase in Digital & Integration revenue over that same period.

“When we designed our strategy around three engines of growth, we envisioned digital leading the second phase of revenue expansion, complementing our leading offering in the Core. Today, that vision is materializing, and we will continue to enhance our leadership in AI, cloud computing and digital operations,” Le Peuch said.

Committing to Return a Minimum of $4 Billion to Shareholders in 2025

“SLB is committed to returning more than 50% of its free cash flow to our shareholders, and we will materially exceed this target in 2025. We continue to have confidence in our ability to generate strong cash flow in the current environment and will return a minimum of $4 billion to shareholders through dividends and share repurchases this year.

“The industry may experience a potential shift of priorities driven by changes in the global economy, fluctuating commodity prices and evolving tariffs—all of which could impact upstream oil and gas investment and, in turn, affect demand for our products and services. In this uncertain environment, we remain committed to protecting our margins, generating strong cash flow and delivering consistent value to our customers and shareholders in 2025,” Le Peuch concluded.

Other Events

On February 2, 2025, SLB entered into an agreement to purchase the operations of Interactive Network Technologies, Inc. (INT), a global leader in energy data visualization. INT provides data visualization technology that empowers geoscientists, engineers and data scientists with the desktop and web-based domain data visualization required to make business and operational decisions. Incorporating this technology directly into the Delfi™ digital platform and Lumi™ data and AI platform will further enhance the ability of asset teams to accelerate data driven insights via a single, unified interface.

Under the previously announced accelerated share repurchase (ASR) transaction, SLB entered into agreements to repurchase $2.3 billion of its common stock commencing on January 13, 2025, and ending no later than May 31, 2025. The ASR was completed on April 7, 2025, and SLB received a total of 56.8 million shares of its common stock, of which 47.6 million were received in January and the remaining 9.2 million shares were received in April. These shares were repurchased by SLB at an average price of $40.51, representing the volume-weighted average price of SLB’s common stock during this period less a discount.

In April 2024, SLB and ChampionX announced that they entered into a definitive agreement for SLB to purchase ChampionX. The combined portfolios will drive customer value through deep industry expertise and digital integration, as well as enhanced equipment life and production optimization. On April 10, 2025, SLB announced that the United Kingdom Competition and Markets Authority (CMA) has agreed to consider SLB’s proposed actions to address concerns around the ChampionX acquisition as part of the CMA’s Phase 1 review. SLB is pleased with this further progress and will continue its collaboration with the CMA and other regulators toward an anticipated closing in the second quarter or early third quarter of 2025.

On April 17, 2025, SLB’s Board of Directors approved a quarterly cash dividend of $0.285 per share of outstanding common stock, payable on July 10, 2025, to stockholders of record on June 4, 2025.

First-Quarter Revenue by Geographical Area

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
North America	$1,719	$1,752	$1,598	-2%	8%
Latin America	1,495	1,634	1,654	-9%	-10%
Europe & Africa*	2,235	2,473	2,322	-10%	-4%
Middle East & Asia	2,997	3,376	3,080	-11%	-3%
Eliminations & other	44	49	53	n/m	n/m

	$8,490	$9,284	$8,707	-9%	-3%

International	$6,727	$7,483	$7,056	-10%	-5%
North America	$1,719	$1,752	$1,598	-2%	8%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.49 billion declined 10% year on year primarily due to a significant reduction in drilling activity in Mexico. The decline was also driven by a temporary production interruption in our Asset Performance Solutions (APS) project in Ecuador due to pipeline disruption, partially offset by higher stimulation activity in Argentina.

Sequentially, revenue decreased 9% due to lower drilling activity in Mexico, reduced APS revenue in Ecuador and seasonally lower revenue in Brazil following strong year-end production systems sales last quarter. These declines were partially offset by increased revenue in Argentina due to higher stimulation activity.

Europe & Africa revenue of $2.23 billion decreased 4% year on year due to reduced offshore exploration, drilling and production activity in West Africa and lower activity in Russia. This decline was partially offset by increased revenue in North Africa and the North Sea.

Sequentially, revenue declined 10% due to seasonally lower activity following strong year-end product and digital sales across the area in the fourth quarter of 2024.

Revenue in the Middle East & Asia of $3.00 billion declined 3% year on year due to a meaningful reduction in drilling and stimulation activity in Saudi Arabia, lower production systems sales in Egypt and Australia, and reduced drilling activity in India. These declines were partially offset by significantly higher revenue in the United Arab Emirates and Kuwait.

Sequentially, revenue declined 11% due to seasonally lower activity following strong year-end product and digital sales across the area in the fourth quarter of 2024.

North America

North America revenue of $1.72 billion increased 8% year on year due to higher digital sales and sales of subsea production systems offshore U.S., strong growth in data center infrastructure solutions, and increased intervention activity. These increases were partially offset by lower drilling revenue in U.S. land.

Sequentially, revenue declined 2% due to lower drilling activity both on land and offshore North America, partially offset by higher revenue from data center infrastructure solutions.

First-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue
International	$717	$824	$717	-13%	—
North America	289	331	236	-13%	22%
Other	—	1	—	n/m	n/m

	$1,006	$1,156	$953	-13%	6%

Pretax operating income	$306	$442	$254	-31%	21%
Pretax operating margin	30.4%	38.3%	26.6%	-784 bps	380 bps

n/m = not meaningful

Digital & Integration revenue of $1.01 billion increased 6% year on year driven by 17% growth in digital revenue, supported by greater adoption of digital technologies and higher sales of exploration data, particularly offshore U.S. This increase was partially offset by lower APS revenue due to a temporary pipeline disruption on an APS project in Ecuador.

Sequentially, revenue experienced a seasonal decline of 13% following strong year-end digital sales while APS revenue was lower in Ecuador due to the pipeline disruption.

Digital & Integration pretax operating margin of 30% expanded 380 bps year on year, mostly due to improved profitability in digital, following higher uptake of digital technologies and higher sales of exploration data, and cost efficiency benefits.

Sequentially, pretax operating margin decreased 784 bps due to seasonally lower sales of digital and exploration data as well as lower APS revenue.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue
International	$1,557	$1,669	$1,592	-7%	-2%
North America	142	139	130	2%	9%
Other	1	2	3	n/m	n/m

	$1,700	$1,810	$1,725	-6%	-1%

Pretax operating income	$282	$370	$339	-24%	-17%
Pretax operating margin	16.6%	20.5%	19.7%	-391 bps	-311 bps

n/m = not meaningful

Reservoir Performance revenue of $1.70 billion declined 1% year on year with strong unconventional stimulation and intervention activity offset by lower evaluation and exploration activity across the international markets. Revenue was supported by increased stimulation and intervention activity in United Arab Emirates and Argentina, offset by lower revenue in Saudi Arabia, Russia, West Africa and East Asia.

Sequentially, revenue declined 6% due to seasonal activity reductions in Europe & Africa and the Middle East & Asia. These declines were partially offset by strong stimulation activity in Latin America, mainly in Argentina, while North America revenue was essentially flat.

Reservoir Performance pretax operating margin of 17% decreased 311 bps year on year and 391 bps sequentially due to reduced profitability from lower evaluation activity and project startup costs.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue
International	$2,381	$2,625	$2,707	-9%	-12%
North America	541	583	604	-7%	-10%
Other	55	59	57	n/m	n/m

	$2,977	$3,267	$3,368	-9%	-12%

Pretax operating income	$589	$681	$690	-14%	-15%
Pretax operating margin	19 .8%	20.8%	20.5%	-106 bps	-71 bps

n/m = not meaningful

Well Construction revenue of $2.98 billion declined 12% year on year reflecting lower drilling activity in Mexico, Saudi Arabia, U.S. land, India and offshore West Africa, partially offset by improved performance in United Arab Emirates, Kuwait, Argentina, North Africa and China.

Sequentially, revenue was 9% lower due to seasonal activity reductions across all areas.

Well Construction pretax operating margin of 20% declined 71 bps year on year and 106 bps sequentially. Reduced activity across North America and international markets contributed to the margin contraction, partially mitigated by the effects of cost efficiencies.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue
International	$2,166	$2,471	$2,164	-12%	—
North America	768	716	647	7%	19%
Other	4	10	7	n/m	n/m

	$2,938	$3,197	$2,818	-8%	4%

Pretax operating income	$475	$506	$400	-6%	19%
Pretax operating margin	16.2%	15.8%	14.2%	34 bps	197 bps

n/m = not meaningful

Production Systems revenue of $2.94 billion increased 4% year on year due to strong demand for surface production systems, completions and artificial lift along with strong growth in data center infrastructure solutions in North America.

Sequentially, revenue declined 8% driven by seasonally lower sales of artificial lift, midstream and surface production systems and completions, partially offset by higher revenue from data center infrastructure solutions.

Production Systems pretax operating margin of 16% increased 197 bps year on year due to improved profitability across a number of business lines driven by activity mix, execution efficiency and conversion of improved-price backlog.

Sequentially, pretax operating margin increased by 34 bps due to cost efficiencies and improved profitability particularly in subsea production systems despite seasonally lower sales.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new contract awards that align with SLB’s strengths in the Core. Notable highlights include the following:

•

In Mexico, SLB has been awarded a major drilling contract by Australian independent Woodside Energy for its ultra-deepwater Trion development project. SLB will oversee the delivery of 18 ultra-deepwater wells using an integrated services approach and AI-enabled drilling capabilities to improve operational efficiency and well quality. The full scope of the contract includes digital directional drilling services and hardware, logging while drilling (LWD), surface logging, cementing, drilling and completions fluids, completions, and wireline services. Services will begin in early 2026 and will be managed through SLB’s Performance Live™ digital service delivery centers.

•

In Norway, SLB has announced an agreement between its OneSubsea™ joint venture and Vår Energi to deliver a sizeable subsea production systems work scope. This award leverages the existing strategic subsea partnership agreement between the two companies for standardized subsea equipment, supporting multiple upcoming oil and gas developments on the Norwegian Continental Shelf.

•

Also in Norway, SLB, Aker BP, and StimWell Services have extended the Well Intervention and Stimulation Alliance for another five years. Formed in 2019 with the goal of boosting production in the Norwegian Continental Shelf, the alliance has set new benchmarks for safer, more efficient and cost-effective operations. Moving forward, the alliance aims to scale up digital transformation through deeper integration between subsurface and operational domains, expand the use of remote operations, and accelerate the deployment of new technologies.

•

In Azerbaijan, bp awarded SLB a two-year contract extension for well construction measurements, fluids and well integrity services. This extension follows a previous three-year award and will run through April 2027.

•

In the Kingdom of Saudi Arabia, Aramco awarded SLB a significant corporate purchase agreement for drilling fluid chemicals. The award covers a comprehensive portfolio, including innovative drilling fluid technologies and pioneering sustainable practices, such as transitioning from wooden pallets to reusable plastic pallets and introducing reusable bags for materials.

•

In Australia, a consortium of offshore operators has awarded SLB a major service contract for exploration and appraisal, development drilling and plug and abandonment. The contract includes services such as directional drilling, measurement while drilling, LWD, mud logging, drilling fluid, cementing, solids control, wireline, drillstem testing and tubing-conveyed perforating. The contract has a confirmed scope of one year, with an option to renew for an additional two years.

Technology and Innovation

Notable technology introductions and deployment in the quarter include the following:

•

SLB launched EWC™ electric well control technologies, which include the pressure on-demand BOP control system, replacing traditional hydraulic systems with an electric power system to reduce capital and operating costs while enhancing the performance and safety of drilling operations. The first EWC technology enables precise, real-time control and monitoring of BOPs (blowout preventers) onshore and offshore, leveraging industrial internet of things (IIoT) components for instant pressure readouts without conventional gauges. This will help customers make better-informed decisions about the operation and maintenance of the well control system.

•

SLB introduced NovoSphere™, the industry’s only sourceless formation evaluation LWD service, delivering accurate formation density and porosity measurements without a chemical radioactive source. Advanced hardware and digital modeling enable sourceless density measurements for enhanced precision and accuracy across various lithologies. Combined with SLB’s high-speed telemetry system, the NovoSphere service transmits high-quality formation evaluation data to the surface in real time, enabling rapid and informed decisions on optimizing well placement and improving drilling efficiency.

•

In the United Arab Emirates, ADNOC has initiated its electric completions campaign across its Onshore fields, in partnership with SLB. This campaign is a joint commitment to scale up installations and implement high-volume deployment to address drilling challenges and enhance water management, monitoring, control, data transmission and production optimization. Following ADNOC Onshore’s successful installation of six electric interval control valves in Bu Hasa field, the campaign will continue evaluating this technology’s value with additional wells.

•

In Egypt, SLB and ExxonMobil Egypt (Upstream) Limited uncovered a significant natural gas discovery in the offshore Mediterranean region using Quanta Geo™ photorealistic reservoir geology service. With this fast and accurate logging technology, SLB provided critical real-time and post-operation insights to complement the findings of the ExxonMobil team.

•

In India, SLB and Cairn Oil & Gas, Vedanta Ltd., successfully implemented the low-temperature OneSTEP EF™ sandstone stimulation solution in its western offshore field to solve productivity challenges caused by traditional acid treatments and stabilization fluids. This innovative low temperature, single-stage sandstone acidizing system improved operational efficiency by reducing fluid volume, storage needs and freshwater use. The treatment led to a remarkable 360% increase in oil production without water cut.

•

In Kuwait’s Burgan Field, SLB and Kuwait Oil Company (KOC) significantly boosted production while reducing costs using the SLB Hi-Ex™ cement platform. This solution provided permanent zonal isolation, eliminating a 94% water cut and increasing productivity by 198% after reperforation. This success marks a major step forward in production enhancement and transforms KOC’s workover planning. The cost-effective approach minimizes intervention time and expenses by avoiding a workover rig for similar wells in the field.

DIGITAL

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, to embrace new AI-enabled capabilities, and to leverage insights to elevate their performance. Notable highlights include the following:

•

In Kuwait, KOC has awarded SLB a five-year contract to support its Kuwait Integrated Digital Field project. This initiative aims to develop a unified digital infrastructure that connects all parties and phases from planning to implementation, using advanced workflows and automation. SLB will deploy artificial intelligence (AI) and machine learning to deliver trend recognition and diagnostics automation. The Pipesim™ steady-state multiphase flow simulator will provide real-time rate estimation and evaluate production optimization scenarios.

•

SLB announced a partnership with Shell to deploy Petrel™ subsurface software across its assets worldwide. The adoption of Petrel software is designed to increase digital capabilities and drive operating cost efficiencies. Shell will use Petrel software powered by advanced AI to deliver seismic interpretation workflows. The deployment aims to standardize infrastructure and workflows and accelerate scalable digital solutions, helping to improve cost operating efficiencies.

•

SLB recently launched OptiSite™ facility, equipment and pipeline solutions, which will enable end-to-end oversight of an entire production network. The cloud-based solutions pair digital twins with AI to rapidly transform comprehensive data streams. This will allow predictive and advisory insights for individual users tailored to their own role and responsibility. It will help customers to make smarter and more proactive decisions on facility performance and emissions control, including process optimization, asset health and reliability, and pipeline integrity. OptiSite solutions are available on SLB’s cloud-based Delfi digital platform and use the recently launched Lumi data and AI platform to provide continuous access to operational data, including from legacy systems and advanced AI models.

•

In Argentina, YPF has awarded SLB a contract for production operations optimization software. In the substantial Vaca Muerta shale gas asset, YPF’s surface facilities team will use Olga™ dynamic multiphase flow simulator to eliminate surface production bottlenecks during pipeline and facility upgrades.

•

In the United Republic of Tanzania, Zanzibar Petroleum Regulatory Authority (ZPRA) awarded SLB a five-year contract to support prospect generation using Petrel subsurface software for geophysical interpretation. This integrated solution will enhance ZPRA’s technical workflows while providing the flexibility to scale with advanced functionalities as needed. By leveraging Petrel software, ZPRA can drive more informed exploration decisions and maximize asset potential.

•

In Egypt, SLB has signed a master agreement with the Egyptian General Petroleum Corporation (EGPC) to introduce intelligent DrillOps™ on-target well delivery solutions and well analytics. Under this agreement, SLB will provide a suite of advanced digital solutions to EGPC and operators in Egypt. These solutions are designed to optimize well delivery by leveraging real-time data and AI-driven insights to improve decision-making processes, increase efficiency, and minimize nonproductive time.

•

In the United Arab Emirates, Dragon Oil Holdings Limited has signed a contract with SLB to implement the Dataiku AI platform across its global operations. Leveraging SLB’s deep domain expertise and the platform’s advanced capabilities, this collaboration aims to support Dragon Oil’s strategic goals in production optimization, cost reduction and risk mitigation across all managed assets. The scope includes the integration of enterprise data sources from Dragon Oil’s assets, along with training and upskilling of its petrotechnical experts. Additionally, SLB will deploy ready-to-use solutions across subsurface, drilling and production domains, incorporating advanced and secure generative AI solutions for end users.

•

In Malaysia, Mubadala Energy (SK 320) Ltd, a Mubadala Energy company, awarded SLB a three-year digital transformation contract for intelligent production and health, safety and environment workflows. SLB will deploy its Agora™ edge AI and IoT solutions and integrate all collected data into the Lumi platform’s Operations Data Foundation (powered by Cognite Data Fusion), enabling advanced analytics and scalability. The project focuses on AI-driven personal protective equipment monitoring, worker safety and fatigue management for production operations. It also tracks greenhouse gas emissions to enhance sustainability.

•

In Indonesia, PT. Pertamina (Persero), a state-owned oil and natural gas corporation, awarded SLB a three-year contract to deploy AI, generative AI and machine learning solutions via the Lumi data and AI platform. The platform, which will be managed by Pertamina Digital Hub, a division operating under PT. Pertamina (Persero), will significantly enhance Pertamina’s decision-making processes, automate several operational tasks and uncover hidden patterns and trends within its data. By leveraging these advanced technologies, Pertamina Digital Hub aims to drive continuous innovation, streamline processes to improve efficiency and, ultimately, gain a sustainable competitive advantage.

NEW ENERGY

SLB continues to participate in the global transition to low-carbon energy systems through innovative technology and strategic partnerships, including the following:

•

In Norway, SLB Capturi™, in collaboration with Aker Solutions, has been awarded an engineering, procurement, construction, installation and commissioning contract from Hafslund Celsio AS to deliver a carbon capture solution at its waste-to-energy facility in Klemetsrud, Oslo. The contract award includes delivery of a carbon capture plant, liquefaction system, temporary storage, and a loading facility at the waste incineration site. It also includes an intermediate CO2 storage and ship loading system at Oslo harbor, from where the CO2 will be transported to the Northern Lights permanent storage facility on the Norwegian Continental Shelf. When operational, the carbon capture plant is expected to capture 350,000 metric tons of CO2 annually.

•

In the Netherlands, SLB Capturi has completed commissioning and is handing over its modular carbon capture plant at Twence’s Hengelo waste-to-energy facility. The new plant has the capacity to capture up to 100,000 metric tons of CO2 per year, which will be used in applications for the horticulture and food and beverage sectors. The carbon capture plant is based on SLB Capturi’s standard, modular Just Catch™ design, which reduces onsite installation and outfitting work—providing a more cost-efficient and easier-to-deploy option compared with other market alternatives.

•

SLB and geothermal developer Star Energy Geothermal, a subsidiary of Indonesia’s largest renewable energy company Barito Renewables, announced a collaboration agreement to accelerate advanced technologies for geothermal asset development. The collaboration will combine Star Energy Geothermal’s extensive knowledge of geothermal development with SLB’s decades of experience developing and industrializing technology solutions for the energy sector. Working closely together, SLB and Star Energy Geothermal aim to deploy technologies that shift the economics of conventional geothermal projects and improve recovery rates of geothermal assets.

•

In Canada, SLB is working with DEEP Earth Energy Production Corp. to develop Canada’s first next-generation geothermal project in southeast Saskatchewan. This collaboration will leverage advanced horizontal drilling and production enhancement technologies to generate up to 30 megawatts of emissions-free baseload power. The project’s innovative engineering design and integrated development model unite developers, technology providers and infrastructure partners to expand the potential of geothermal energy.

•

In Romania, ROMGAZ has awarded SLB a contract to convert depleted gas fields into CO2 storage facilities, supporting both ROMGAZ’s decarbonization goals and the European Union’s climate objectives. Leveraging its expertise in subsurface characterization and reservoir engineering, SLB will develop a comprehensive framework to identify suitable CO2 storage sites, considering geological, technical and regulatory factors. This initiative aims to transform depleted gas reservoirs into viable CO2 storage solutions and provides essential support for industries with decarbonization mandates, such as fertilizer, cement and glass production.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2025	2024
Revenue	$8,490	$8,707
Interest & other income (1)	78	84
Expenses
Cost of revenue (1)	6,884	7,007
Research & engineering	172	182
General & administrative	96	121
Merger & integration (1)	48	11
Restructuring & other (1)	158	—
Interest	147	113

Income before taxes (1)	$1,063	$1,357
Tax expense (1)	234	259

Net income (1)	$829	$1,098
Net income attributable to noncontrolling interests (1)	32	30

Net income attributable to SLB (1)	$797	$1,068

Diluted earnings per share of SLB (1)	$0.58	$0.74

Average shares outstanding	1,366	1,431
Average shares outstanding assuming dilution	1,380	1,447

Depreciation & amortization included in expenses (2)	$640	$600

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
Assets	Mar. 31, 2025	Dec. 31, 2024
Current Assets
Cash and short-term investments	$3,897	$4,669
Receivables	8,604	8,011
Inventories	4,650	4,375
Other current assets	1,444	1,515

	18,595	18,570
Investment in affiliated companies	1,641	1,635
Fixed assets	7,399	7,359
Goodwill	14,637	14,593
Intangible assets	2,963	3,012
Other assets	3,767	3,766

	$49,002	$48,935

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,221	$10,375
Estimated liability for taxes on income	936	982
Short-term borrowings and current portion of long-term debt	3,475	1,051
Dividends payable	404	403

	15,036	12,811
Long-term debt	10,527	11,023
Other liabilities	2,691	2,751

	28,254	26,585
Equity	20,748	22,350

	$49,002	$48,935

Liquidity

	(Stated in millions)
Components of Liquidity	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
Cash and short-term investments	$3,897	$4,669	$3,491
Short-term borrowings and current portion of long-term debt	(3,475)	(1,051)	(1,430)
Long-term debt	(10,527)	(11,023)	(10,740)

Net Debt(1)	$(10,105)	$(7,405)	$(8,679)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2025	Three Months 2024
Net income	$829	$1,098
Depreciation and amortization (2)	640	600
Stock-based compensation expense	91	100
Change in working capital	(937)	(1,475)
Other	37	4

Cash flow from operations	$660	$327

Capital expenditures	(398)	(399)
APS investments	(108)	(121)
Exploration data capitalized	(51)	(29)

Free cash flow (3)	103	(222)

Dividends paid	(386)	(357)
Stock repurchase program	(2,300)	(270)
Proceeds from employee stock plans	113	115
Business acquisitions and investments, net of cash acquired	(37)	(27)
Purchases of Blue Chip Swap securities	(75)	(52)
Proceeds from sale of Blue Chip Swap securities	63	34
Taxes paid on net settled stock-based compensation awards	(53)	(78)
Other	(20)	58

Increase in net debt before impact of changes in foreign exchange rates	(2,592)	(799)
Impact of changes in foreign exchange rates on net debt	(108)	96

Increase in Net Debt	(2,700)	(703)
Net Debt, beginning of period	(7,405)	(7,976)

Net Debt, end of period	$(10,105)	$(8,679)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs and APS investments.
(3)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), this first-quarter 2025 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provide useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

		(Stated in millions, except per share amounts)
	First Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,063	$234	$32	$797	$0.58
Restructuring (1)	158	10	—	148	0.11
Merger & integration (2)	48	1	4	43	0.03

SLB net income, excluding charges & credits	$1,269	$245	$36	$988	$0.72

	First Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,357	$259	$30	$1,068	$0.74
Merger & integration (3)	25	6	5	14	0.01

SLB net income, excluding charges & credits	$1,382	$265	$35	$1,082	$0.75

	Fourth Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
SLB net income (GAAP basis)	$1,387	$269	$23	$1,095	$0.77
Asset impairments (1)	162	23	—	139	0.10
Merger & integration (2)	63	6	7	50	0.04
Restructuring (1)	61	10	—	51	0.04
Gain on sale of investment (4)	(24)	—	—	(24)	(0.02)

SLB net income, excluding charges & credits	$1,649	$308	$30	$1,311	$0.92

*	Does not add due to rounding.

(1)	Classified in Restructuring & other in the Condensed Consolidated Statement of Income.
(2)	Classified in Merger & integration in the Condensed Consolidated Statement of Income.
(3)	$14 million of these charges were classified in Cost of revenue in the Condensed Consolidation Statement of Income with the remaining $11 million classified in Merger & integration.
(4)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.

Divisions

					(Stated in millions)
	Three Months Ended
	Mar. 31, 2025		Dec. 31, 2024		Mar. 31, 2024
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,006	$306	$1,156	$442	$953	$254
Reservoir Performance	1,700	282	1,810	370	1,725	339
Well Construction	2,977	589	3,267	681	3,368	690
Production Systems	2,938	475	3,197	506	2,818	400
Eliminations & other	(131)	(96)	(146)	(81)	(157)	(34)

Pretax segment operating income		1,556		1,918		1,649
Corporate & other		(179)		(177)		(191)
Interest income(1)		36		36		34
Interest expense(1)		(144)		(128)		(110)
Charges & credits(2)		(206)		(262)		(25)

	$8,490	$1,063	$9,284	$1,387	$8,707	$1,357

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2025?

Capital investment (consisting of capex, exploration data costs and APS investments) for the full-year 2025 is expected to be approximately $2.3 billion. This amount is excluding any impact from the anticipated closure of the announced acquisition of ChampionX. Capital investment for the full-year 2024 was $2.6 billion.

2)	What were cash flow from operations and free cash flow for the first quarter of 2025?

Cash flow from operations for the first quarter of 2025 was $660 million and free cash flow was $103 million.

3)	What was included in “Interest & other income” for the first quarter of 2025?

“Interest & other income” for the first quarter of 2025 was $78 million. This consisted of interest income of $36 million and earnings of equity method investments of $42 million.

4)	How did interest income and interest expense change during the first quarter of 2025?

Interest income of $36 million for the first quarter of 2025 decreased $9 million sequentially. Interest expense of $147 million increased $16 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments, as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2025?

The ETR for the first quarter of 2025, calculated in accordance with GAAP, was 22.0% as compared to 19.4% for the fourth quarter of 2024. Excluding charges and credits, the ETR for the first quarter of 2025 was 19.4% as compared to 18.7% for the fourth quarter of 2024.

7)	How many shares of common stock were outstanding as of March 31, 2025, and how did this change from the end of the previous quarter?

There were 1.360 billion shares of common stock outstanding as of March 31, 2025, and 1.401 billion shares outstanding as of December 31, 2024.

(Stated in millions)
Shares outstanding at December 31, 2024	1,401
Shares issued under employee stock purchase plan	3
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	4
Stock repurchase program	(48)

Shares outstanding at March 31, 2025	1,360

8)

What was the weighted average number of shares outstanding during the first quarter of 2025 and fourth quarter of 2024? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.366 billion during the first quarter of 2025 and 1.406 billion during the fourth quarter of 2024. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	First Quarter 2025	Fourth Quarter 2024
Weighted average shares outstanding	1,366	1,406
Unvested restricted stock	14	13
Assumed exercise of stock options	—	1

Average shares outstanding, assuming dilution	1,380	1,420

9)	What was SLB’s adjusted EBITDA in the first quarter of 2025, the fourth quarter of 2024, and the first quarter of 2024? What was SLB’s adjusted EBITDA margin for those periods?

SLB’s adjusted EBITDA was $2.020 billion in the first quarter of 2025, $2.382 billion in the fourth quarter of 2024, and $2.057 billion in the first quarter of 2024.

SLB’s adjusted EBITDA margin was 23.8% in the first quarter of 2025, 25.7% in the fourth quarter of 2024, and 23.6% in the first quarter of 2024.

	(Stated in millions)
	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net income attributable to SLB	$797	$1,095	$1,068
Net income attributable to noncontrolling interests	32	23	30
Tax expense	234	269	259

Income before taxes	$1,063	$1,387	$1,357
Charges & credits	206	262	25
Depreciation and amortization	640	648	600
Interest expense	147	131	113
Interest income	(36)	(46)	(38)

Adjusted EBITDA	$2,020	$2,382	$2,057

Revenue	$8,490	$9,284	$8,707

Adjusted EBITDA margin	23.8%	25.7%	23.6%

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the first quarter of 2025, the fourth quarter of 2024, and the first quarter of 2024?

The components of depreciation and amortization expense for the first quarter of 2025, the fourth quarter of 2024, and the first quarter of 2024 were as follows:

	(Stated in millions)
	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Depreciation of fixed assets	$397	$396	$377
Amortization of intangible assets	82	84	81
Amortization of APS investments	110	126	113
Amortization of exploration data costs capitalized	51	42	29

	$640	$648	$600

11)	What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the first quarter of 2025, the fourth quarter of 2024, and the first quarter of 2024?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the first quarter of 2025, the fourth quarter of 2024, and the first quarter of 2024 are calculated as follows:

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,700	$1,810	$1,725
Well Construction	2,977	3,267	3,368
Production Systems	2,938	3,197	2,818

	$7,615	$8,274	$7,911	-8%	-4%

Pretax Operating Income
Reservoir Performance	$282	$370	$339
Well Construction	589	681	690
Production Systems	475	506	400

	$1,346	$1,557	$1,429	-14%	-6%

Pretax Operating Margin
Reservoir Performance	16.6%	20.5%	19.7%
Well Construction	19.8%	20.8%	20.5%
Production Systems	16.2%	15.8%	14.2%

	17.7%	18.8%	18.1%	-116 bps	- 40 bps

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, April 25, 2025. The call is scheduled to begin at 9:30 a.m. U.S. Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (833) 470-1428 within North America, or +1 (404) 975-4839 outside of North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 114893. At the conclusion of the conference call, an audio replay will be available until May 2, 2025, by dialling +1 (866) 813-9403 within North America, or +1 (929) 458-6194 outside of North America, and providing the access code 541892. The conference call will be webcasted simultaneously at https://events.q4inc.com/attendee/581727555 on a listen-only basis. A replay of the webcast will also be available at the same website until May 2, 2025.

Investors	Media
James R. McDonald – SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo – Director of Investor Relations, SLB Tel: +1 (713) 375-3535 Email: investor-relations@slb.com	Josh Byerly – SVP of Communications, SLB Moira Duff – Director of External Communications, SLB Tel: +1 (713) 375-3407 Email: media@slb.com

Forward-Looking Statements

This first-quarter 2025 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; tariffs; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

This press release also includes forward-looking statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction. Factors and risks that may impact future results and performance include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers, and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction; other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction, as well as the risk factors discussed in SLB’s and ChampionX’s most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC.

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Additional Information about the Transaction with ChampionX and Where to Find It

In connection with the proposed transaction with ChampionX, SLB filed with the SEC a registration statement on Form S-4 on April 29, 2024 (as amended, the “Form S-4”) that includes a proxy statement of ChampionX and that also constitutes a prospectus of SLB with respect to the shares of SLB to be issued in the proposed transaction (the “proxy statement/prospectus”). The Form S-4 was declared effective by the SEC on May 15, 2024. SLB and ChampionX filed the definitive proxy statement/prospectus with the SEC on May 15, 2024 (https://www.sec.gov/Archives/edgar/data/87347/000119312524139403/d818663d424b3.htm), and it was first mailed to ChampionX stockholders on or about May 15, 2024. Each of SLB and ChampionX may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that SLB or ChampionX may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of the Form S-4 and the proxy statement/prospectus and other documents (if and when available) containing important information about SLB, ChampionX and the proposed transaction, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by SLB will be available free of charge on SLB’s website at https://investorcenter.slb.com. Copies of the documents filed with, or furnished to, the SEC by ChampionX will be available free of charge on ChampionX’s website at https://investors.championx.com. The information included on, or accessible through, SLB’s or ChampionX’s website is not incorporated by reference into this communication.